Exhibit 99.1




[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Jennifer Daumler                              Sandra Curlander
                  720-888-3356                                      720-888-2501


                     Level 3 Completes Progress Acquisition

 Level 3 Pays Total Consideration of 19,695,793 Shares of Level 3 Common Stock
                            and $68.5 Million in Cash


BROOMFIELD, Colo., March 20, 2006 -- Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that it has completed its acquisition of all of the membership interests of Progress Telecom, LLC, a regional wholesale network services company based in St. Petersburg, Florida. Progress Telecom, LLC was jointly owned by Progress Energy, Inc. (NYSE: PGN) and Odyssey Telecorp, Inc.

Pursuant to the purchase agreement signed on January 25, 2006, Level 3 paid total consideration of 19,695,793 unregistered shares of Level 3 Common
Stock and $68.5 million in cash. The purchase price remains subject to adjustment for the working capital balance assumed by Level 3 as of the closing date.

"We are pleased to have completed this transaction, which expands Level 3's footprint in the southeastern region of the United States, where we have seen strong demand for our services," said Kevin O'Hara, president and chief operating officer of Level 3. "Progress Telecom's reputation for operational excellence is consistent with the focus and reputation of Level 3. Because we will be able to offer a broader set of services in more markets, we believe that the completion of this transaction will enable us to expand our relationships with certain large, key customers, particularly certain wireless and international customers."

Progress Telecom's network spans 9,000 miles, includes 29 metro networks and connects to international cable landings in South Florida and 31 mobile switching centers in the southeast. Progress Telecom serves approximately 200 customers with a significant concentration of international and wireless carrier customers.

"We are looking forward to working together as part of the Level 3 team," said Ronald J. Mudry, president and chief executive officer of Progress Telecom. "We believe our customers will benefit greatly from expanded access to Level 3's international network and its broad suite of transport, IP and VoIP service offerings."

"We believe there are a number of significant benefits to this transaction, including lower access costs in the region and unique cross selling opportunities that arise from the companies' similar service offerings and customer bases, and complementary infrastructure," said O'Hara. "In addition, while we expect to retain a significant local presence in the region, we believe we will be able to realize cost savings by integrating certain operational and corporate activities. We expect to begin most network related integration efforts, once we have realized additional scale and efficiency through the integration of WilTel, which we acquired in late 2005."

Pursuant to the agreement, Level 3 did not acquire certain assets and liabilities related to Progress Telecom's wireless tower attachment business and its interests in affiliates focused on providing distributed antennae systems and tower backhaul services to wireless providers. Level 3 has commercial services agreements in place to provide transport services and operation support to these former Progress Telecom businesses, now operating as PT Access Networks, and to cooperate with them on the development of complementary service offerings to better serve the wireless carrier segment. Progress Telecom will become a wholly owned subsidiary of Level 3; it will do business going forward as Level 3 Communications.


About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Level 3 is an industry leader in IP and VoIP services, which it provides to cable operators, ISPs, carriers and others. Level 3's E-911 service offering includes both fixed location and nomadic VoIP E-911 capabilities, supporting an FCC-compliant E-911 solution for interconnected VoIP providers. Its Web address is www.Level3.com.

The company offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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